Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1/A of CHF Solutions, Inc. of our report dated March 22, 2018 (except for the reverse split disclosed in the fourth paragraph of Note 1, as to which the date is January 18, 2019), relating to the consolidated financial statements of CHF Solutions, Inc., which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing therein.

We also consent to the reference to us under the caption "Experts" in the prospectus, which is a part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
January 18, 2019